NEW RC, INC. AND
                          AFFILIATED U.S. CORPORATIONS

                                     FORM OF
                FEDERAL AND STATE INCOME TAX ALLOCATION AGREEMENT

     This agreement (the "Agreement") made as of [Insert Date], by and among New RC, Inc., a Delaware corporation ("New RC"); Potomac Electric Power Company, a corporation organized under the laws of the District of Columbia and the Commonwealth of Virginia ("Pepco"); the Pepco subsidiaries set forth on Exhibit A hereto (the "Pepco Subsidiaries"); Conectiv, a Delaware corporation ("Conectiv"); and the Conectiv subsidiaries set forth on Exhibit B hereto (the "Conectiv Subsidiaries"), (each, a "Group Member").

                         W I T N E S S E T H   T H A T:

     WHEREAS, the term "Affiliates" as used herein shall be deemed to refer to Pepco, the Pepco Subsidiaries, and the Conectiv Subsidiaries. The Affiliates together with New RC and Conectiv as a collective taxpaying unit, are sometimes referred to collectively as the "Group."

     WHEREAS, Potomac Electric Power Company and Subsidiaries executed the Election to Allocate Consolidated Tax Liability on July 25, 1985 (the "Election"), and the Election was confirmed pursuant to that certain Tax Sharing Agreement between Potomac Electric Power Company and Pepco Holdings Incorporated and its Subsidiaries in November, 2000;

     WHEREAS, Pepco, New RC and Conectiv entered into an Agreement and Plan of Merger dated as of February 9, 2001 among Potomac Electric Power Company, New RC, Inc. and Conectiv;

     WHEREAS, the Group Members desire to join annually in the filing of a consolidated Federal income tax return, and it is now the intention of the Group, to enter into an agreement for the allocation of current federal income taxes; and

     WHEREAS, New RC owns directly or indirectly at least 80 percent of the issued and outstanding shares of each class of voting common stock and at least 80 percent of the total value of the stock of each of the Affiliates and Conectiv; the Group is an affiliated group within the meaning of Section 1504 of the Internal Revenue Code of 1986, as amended (the "Code"), of which New RC is the common parent; and the Group presently participates in the filing of a consolidated federal income tax return.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, New RC, Conectiv and the Affiliates agree to allocate tax liability as follows:

I.   Allocation Procedures for Federal Income Tax Liabilities

     A.   General Rule

     Step 1 - The federal consolidated tax liability of the Group (not including any liability for alternative minimum tax) shall be apportioned among the Group Members in accordance with

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the ratio that each Group Member's separate taxable liability bears to the sum of the separate taxable liabilities of all Group Members having taxable income.

     Step 2 - An additional liability amount will be allocated to Group Members equal to 100% of the excess of the Group Member's separate tax liability over the consolidated tax liability of the Group allocated to the Group Member under Step 1 (an "Excess Separate Tax"); provided, however, the amount of any Excess Separate Tax allocated to a Group Member under this Step 2 shall be reduced by such Group Member's proportional share of the Excess Separate Tax attributable to the losses, credits, and/or other tax benefits of New RC and Conectiv which are not attributable to (i) acquisition related debt and (ii) any other items related to an acquisition of a Group Member or another corporation by a Group Member (including proposed transactions that were not consummated or were abandoned), and not charged or allocated to a Group Member other than NewRC or Conectiv, based upon the ratio that each Group Member's Excess Separate Tax bears to the aggregate Excess Separate Tax allocation to all the Group Members (in each case, prior to reduction by this proviso).

     Step 3 - The total of the amounts allocated under Step 2 is credited pursuant to a consistent method to those Group Members who had losses, credits or other net tax benefits included in the consolidated return (referred to as "corporate tax benefits"); provided, however, that for the purposes of this Step 3, New RC and Conectiv shall be deemed to have corporate tax benefits only with respect to that portion of their losses, credits or other tax benefits that arise from taking into account items attributable to acquisition related debt and any other items related to the acquisition of a Group Member or another corporation by a Group Member (including proposed transactions that were not consummated or were abandoned), and not charged or allocated to a Group Member other than NewRC or Conectiv.

     B.   Alternative Minimum Tax

          1.   General

     If the total consolidated tax liability results in an alternative minimum tax ("AMT") liability, as imposed by Section 55(a) of the Code, then any consolidated AMT will be allocated to the Group Members based upon their proportionate amounts of AMT.

          2.   AMT Credits

     If the total consolidated return liability results in consolidated minimum tax credit utilization, the consolidated minimum tax credit shall be tentatively allocated to each Group Member participating in the consolidated return in an amount equal to the lesser of (1) each Group Member's separate Minimum Tax Credit Carryforward or (2) the excess of such Group Member's allocated regular tax over its separate AMT. Minimum Tax Credit Carryforward for this purpose is the sum of the annual amounts of consolidated AMT allocated to a Group Member in prior years less the sum of the consolidated minimum tax credits allocated to that Group Member in prior years. If the total of such tentative allocations exceeds the consolidated minimum tax credit utilized in the current taxable year, then the difference between the total of the tentative allocations and the consolidated minimum tax credit utilized for the taxable year shall be allocated as a negative amount to each Group Member in proportion to that Group

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Member's tentative allocation to the combined total of all such amounts. If the total of the tentative allocations is less than the consolidated minimum tax credit utilized, the difference between the consolidated minimum tax credit utilization and the total of the tentative allocations shall be allocated to each Group Member in proportion to that Group Member's remaining Minimum Tax Credit Carryforward to the combined total of such carryforwards. The consolidated minimum tax credit allocated to each Group Member for the taxable year will equal the sum of the amounts allocated in the two step computation.

     C.   Separate Return Limitation

     Under no circumstances shall the amount of tax or other liability allocated to a Group Member under this Article I exceed such Group Member's separate tax liability.

     D.   Unused Corporate Tax Benefits

     A Group Member that is entitled to payment for a corporate tax benefit, but does not receive such payment because of the rules of this Article I shall retain such right for the future to the extent that such benefit can be applied subsequently against the consolidated tax liability. Uncompensated corporate tax benefits arising from negative taxable income shall have priority over the benefits attributable to excess tax credits.

     E.   Tax Adjustments

     In the event of any adjustments to the tax returns of any of the Group Members (by reason of an amended return, a claim for refund or an audit by the Internal Revenue Service), the tax liability, if any, of each of the Group Members under Section A of this Article I shall be redetermined to give effect to any such adjustment as if it had been made as part of the original computation of tax liability, and payments by or to the appropriate Group Members shall be made within 120 days after any such payments are made or refunds are received, or, in the case of contested proceedings, within 120 days after a final determination of the contest. Interest and penalties, if any, attributable to such an adjustment shall be paid by or to (in the case of interest accruing with respect to a refund) each Group Member, in proportion to the increase or decrease in such Group Member's separate return tax liability computed under Section A of this Article I. In any situation in which the Group's tax liability is adjusted by a revenue agent's report or a court settlement and an item-by-item modification is not made, the Group shall consult its accountants for assistance in determining the appropriate Group Member giving rise to such adjusted tax liability. If responsibility cannot be determined, then the penalties and interest shall be allocated to all Group Members employing the same method used to allocate liability for taxes under this Article I.

     F.   Earnings and Profits

     For purposes of determining the earnings and profits of each Group Member, the tax liability of the Group shall be allocated among the Group Members in accordance with Treasury Regulation Sections 1.1552-1(a)(2) and 1.1502-33(d)(3).

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II.  Allocation Procedures for State Income Tax Liabilities

     A.   Allocation

     To the extent any Group Members are required or permitted to file a combined, consolidated, or unitary state income tax return, state and local income tax liabilities will be allocated, where appropriate, among Group Members in accordance with principles similar to those employed in the Agreement for the allocation of consolidated federal income tax liability.

     B.   Tax Adjustments

     In the event of any adjustments to the tax returns of any consolidated, combined or unitary group covered by this Article II (by reason of an amended return, a claim for refund or an audit by any state taxing authority), the liability, if any, of each Group Member included in such consolidated, combined or unitary return shall be redetermined to give effect to any such adjustment as if it had been made as part of the original computation of tax liability, and payments by or to the appropriate Group Members shall be made within 120 days after any such payments are made or refunds are received, or, in the case of contested proceedings, within 120 days after a final determination of the contest. Interest and penalties, if any, attributable to such an adjustment shall be paid by or to (in the case of interest accruing with respect to a refund) each Group Member included in the consolidated, combined or unitary return in proportion to the increase or decrease, as the case may be, in such Group Member's share of the consolidated, combined or unitary business profits tax liability as determined in accordance with this Article II. In any situation in which the consolidated, combined or unitary tax liability is adjusted and an item-by-item modification is not made, the Group Members of such consolidated, combined or unitary group shall consult its accountants for assistance in determining the appropriate Group Member giving rise to such adjusted tax liability. If responsibility cannot be determined, then the penalties and interest shall be allocated to all Group Members included in the consolidated, combined or unitary return employing the same method used to allocate liability for taxes under this Article II.

     C.   Limitation on Tax Liability Allocation of each Group Member

     Under no circumstances shall the amount of tax or other liability allocated to a Group Member under this Article II exceeds such Group Member's separate tax liability.

     D.   Restriction Pertaining to Reimbursements of Certain Tax Benefits

     Notwithstanding the requirements of this Article II, New RC and Conectiv are not entitled to be reimbursed for any corporate tax benefits or losses other than those arising from (1) acquisition related debt and (2) any other items related to the acquisition of a Group Member included in a consolidated, combined or unitary return described in this Article II or another corporation by such a Group Member (including proposed transactions that were not consummated or were abandoned), and not charged or allocated to a Group Member other than New RC or Conectiv. Adjustments similar to the adjustments provided under Step 2 and Step 3 in Section A of Article I shall be made with respect to any payment made or required pursuant to this Article II.

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III. Administration

     A.   Agency

     Any actions to be taken by New RC under this Agreement may be delegated to, and performed by, such designee as deemed appropriate by New RC.

     B.   Group Member Tax Information

     The Group Members shall submit the tax information requested by New RC, in the manner and by the date requested, in order to enable New RC to calculate the amounts payable by the Group Members pursuant to this Agreement.

     C.   Settlement Authority

     New RC or, with respect to any combined consolidated or unitary tax return, any person designated by New RC pursuant to Section A of this Article III, shall have sole authority, to the exclusion of all other Group Members, to agree to any adjustment proposed by the Internal Revenue Service or any other taxing authority with respect to items of income, deductions or credits, as well as interest or penalties, attributable to any Group Member notwithstanding that such adjustment may increase the amounts payable by Group Members under this Agreement.

     D.   Elections

     New RC and the other Group Members shall execute and file such consents, elections and other documents that may be required or appropriate for the proper filing of a consolidated federal income tax return and any consolidated, combined or unitary state tax return, in each case, as determined by New RC or, with respect to any combined consolidated or unitary tax return, any person designated by New RC pursuant to Section A of this Article III, in such person's sole discretion.

     E.   Payments

     Payments made to a Group Member pursuant to Step 3 in Section A of Article I or any similar amounts paid pursuant to Article II shall be made at approximately the same time the related tax payments are made to the appropriate tax authorities. Journal entries recording payments made pursuant to this Agreement will be made in the same month in which such payments are made.

     F.   Preparation of Returns

     New RC shall be responsible for the preparation of any income tax returns and the calculations required by this Agreement (including any calculation related to estimated taxes).

IV.  Subsidiaries of Group Members

     If at any time, any of the Group Members acquires or creates one or more subsidiary corporations that are includible corporations of the Group, they shall be subject to this

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Agreement and all references to the Group Members herein shall be interpreted to include such subsidiaries.

V.   Successors

     This Agreement shall be binding on and inure to the benefit of any successor, by merger, acquisition of assets or otherwise, to any of the parties hereto (including but not limited to any successor of any Group Member succeeding to the tax attributes of such corporation under Section 381 of the
Code) to the same extent as if such successor had been an original party to this Agreement.

VI.  Effective Date

     This Agreement shall apply with respect to any payments, adjustments and any other matters addressed herein related to the taxable year ending [Insert Date], and subsequent taxable years. The provisos in step 2 and step 3 in Section A of Article I shall no longer be effective to the extent the Public Utility Holding Company Act of 1935 (the "1935 Act") is repealed or Rule 45(c) under the 1935 Act is repealed or amended to permit tax sharing payments with respect to losses, credits or other tax benefits of a registered holding company.

VII. Termination Clause

     This Agreement shall apply to the taxable year ending [Insert Date], and subsequent taxable years, unless all of the Group Members agree in writing to terminate the Agreement prior to the end of the taxable year. Notwithstanding any termination, this Agreement shall continue in effect with respect to any payment or refunds due for all taxable periods prior to termination.

VIII. Notices

     Any and all notices, requests or other communications hereunder shall be given in writing (a) if to New RC, to Attention: Manager of Taxes, Facsimile
Number: (xxx) xxx-xxxx and (b) if to any other person, at such other address as shall be furnished by such person by like notice to the other parties.

IX.  Expenses

     Each party hereto shall pay its own expenses incident to this Agreement and the transactions contemplated hereby, including all legal and accounting fees and disbursements.

     IN WITNESS WHEREOF, the duly authorized representatives of the parties have set their hands this [Insert Date].

[signature blocks]

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                                                                       EXHIBIT A

                               Pepco Subsidiaries

                 Name                                  Jurisdiction
                 ----                                  ------------

Aircraft International Management Company                Delaware
American Energy Corporation                              Delaware
Edison Capital Reserves Corporation                      Delaware
Energy & Telecommunication Services, LLC                 Delaware
Engineered Services, Inc.                                Delaware
G&L Mechanical Services, Inc.                            Delaware
Longwood Realty Company                                  Delaware
Met Electrical Testing Company, Inc.                     Delaware
PCI-BT Investing, LLC                                    Delaware
PCI Energy Corporation                                   Delaware
PCI Holdings, Inc.                                       Delaware
PCI Netherlands Corporation                              Nevada
PCI Nevada Investments                                   Delaware
PCI Queensland Corporation                               Nevada
Pepco Building Services, Inc.                            Delaware
Pepco Communications, Inc.                               Delaware
Pepco Energy Company                                     Delaware
Pepco Energy Services, Inc.                              Delaware
Pepco Enterprises, Inc.                                  Delaware
Pepco Holdings, Inc.                                     Delaware
UniTemp, Inc.                                            Delaware
Pepco Technologies, LLC                                  Delaware
PepMarket LLC                                            Delaware
PES Home Warranty Services of Virginia                   Virginia
Potomac Aircraft Leasing Corporation                     Nevada
Potomac Capital Investment Corporation ("PCI")           Delaware
Potomac Capital Joint Leasing Corporation                Delaware
Potomac Capital Markets Corporation                      Delaware
Potomac Delaware Leasing Corporation                     Delaware
Potomac Electric Power Company Trust I                   Delaware
Potomac Equipment Leasing Corporation                    Nevada
Potomac Harmans Corporation                              Maryland
Potomac Land Corporation ("PLC")                         Delaware
Potomac Nevada Corporation ("PNC")                       Nevada
Potomac Nevada Investment, Inc.                          Nevada
Potomac Nevada Leasing Corporation                       Nevada
Potomac Power Resources, Inc.                            Delaware
Seaboard Mechanical Services, Inc.                       Delaware
Severn Cable, LLC                                        Delaware

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Severn Construction, LLC                                 Delaware
Substation Test Company, Inc.                            Delaware
W.A. Chester Corporation                                 Delaware
W.A. Chester, LLC                                        Delaware
Nextgate, Inc.                                           Delaware

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                                                                       EXHIBIT B

                              Conectiv Subsidiaries

                 Name                                  Jurisdiction
                 ----                                  ------------

ACE REIT, Inc.                                           Delaware
ATE Investments, Inc.                                    New Jersey
Atlantic City Electric Company                           New Jersey
Atlantic Generation, Inc.                                New Jersey
Atlantic Jersey Thermal Systems, Inc.                    Delaware
Atlantic Southern Properties, Inc.                       New Jersey
ATS Operating Services, Inc.                             Delaware
Binghamton General, Inc.                                 Delaware
Binghamton Limited, Inc.                                 Delaware
Conectiv Communications, Inc.                            Delaware
Conectiv Energy Supply, Inc.                             Delaware
Conectiv Operating Services Company                      Delaware
Conectiv Plumbing, LLC                                   Delaware
Conectiv Resource Partners, Inc.                         Delaware
Conectiv Services, Inc.                                  Delaware
Conectiv Solutions, LLC                                  Delaware
Conectiv Thermal Systems, Inc.                           Delaware
DCI I, Inc.                                              Delaware
DCTC Burney, Inc.                                        Delaware
Conectiv Properties and Investments, Inc.                Delaware
Delmarva Power & Light Company                           Delaware & Virginia
Conectiv Delmarva Generation, Inc.                       Delaware
Pedrick Gen, Inc.                                        New Jersey
Vineland General, Inc                                    Delaware
Vineland Limited, Inc.                                   Delaware
Conectiv Energy Holding Company                          Delaware
Conectiv Mid-Merit, Inc.                                 Delaware
Conectiv Bethlehem, Inc.                                 Delaware
King Street Assurance, Ltd.                              Bermuda

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